Registration No. 333-264388

Filed Pursuant to Rule 433

Dated October 5, 2023

NEW ISSUE: Bank of Montreal’s Buffer Enhanced Return Notes Linked to a Basket of Ten Securities These notes do not guarantee the return of your principal at maturity Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 333 - 264388 | October 5, 2023 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated October 5, 2023, the Product Supplement dated September 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 2022. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for leveraged participation in any upside performance of the B ask et, while offering limited downside protection against a slight to moderate decline in the Basket over the term of the notes. As such, the notes may be suitable for investo rs with a bullish view of the Basket over the term of the notes. The performance of the notes may not be consistent with the investment objective. PRELIMINARY TERMS CONTINUED Initial Level: 100.00 Final Level: Initial Level x (1 + Percentage Change). Buffer Level: 80.00% of the Initial Level Buffer Percentage: 20.00% Accordingly, you will receive the principal amount of your notes at maturity only if the level of the Basket does not decrease by more than 20.00% over the term of the notes. If the Final Level of the Basket is less than its Buffer Level, you will receive less than the principal amount of your notes at maturity and you could lose up to 80.00% of the principal amount of your notes. Percentage Change: The sum of the Weighted Percentage Change for each Basket Component. Weighted Percentage Change: With respect to each Basket Component, the product of (a) its Weighting Percentage and (b) its Component Change. Component Change: With respect to each Basket Component, the quotient, expressed as a percentage, of the following formula: (Final Basket Component Level - Initial Basket Component Level) / Initial Basket Component Level Initial Basket Component Level: With respect to each Basket Component, its closing price on the Pricing Date. Final Basket Component Level: With respect to each Basket Component, its closing price on the Valuation Date. NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) DATES Offering Period Closes: October 30, 2023 (at 2 pm NY Time.) Pricing Date: On or about October 30, 2023 Settlement Date: On or about November 2, 2023 Valuation Date: On or about October 29, 2025 Maturity Date: On or about November 03, 2025 Term: Approximately 2 Years Issue: ELN 2029 REFERENCE ASSET The Reference Asset is an equally weighted basket consisting of the following equity securities (the “Basket” and the underlying equity securities, the “Basket Components”): PRELIMINARY TERMS Upside Leverage Factor: 150.00% Maximum Return: 30.00% Maximum Redemption Amount $1,300.00 CUSIP 06375MFD2 Basket Component Bloomberg Ticker Weighting Percentage The common stock of Arista Networks, Inc. ANET 10.00% The common stock of Caterpillar Inc. CAT 10.00% The common stock of Intuitive Surgical, Inc. ISRG 10.00% The common stock of KLA Corporation KLAC 10.00% The common stock of ServiceNow, Inc. NOW 10.00% The common stock of Prologis, Inc. PLD 10.00% The common stock of PROG Holdings, Inc. PRG 10.00% The common stock of Schlumberger N.V. (Schlumberger Limited) SLB 10.00% The common stock of Synopsys, Inc. SNPS 10.00% The common stock of Stryker Corporation SYK 10.00%

2 Payment at Maturity: If the Final Level of the Basket is greater than its Initial Level and the Percentage Change of the Basket multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount. If the Final Level of the Basket is greater than or equal to its Initial Level and the Percentage Change of the Basket multip lie d by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 x Percentage Change x Upside Leverage Factor) If the Final Level of the Basket is less than its Initial Level, but is not less than its Buffer Level, then investors will, for each $1,000 in principal amount of the notes, receive the principal amount of $1,000 and no additional return. If the Final Level of the Basket is less than its Buffer Level, then the amount that investors will receive at maturity for e ach $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change + Buffer Percentage)] In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Basket declines from its Initial Level in excess of 20.00%. You may lose up to 80.00% of the principal amount of your notes.

3 Principal at Risk: Investors in these notes could lose a substantial portion of their investment at maturity if there has been a decline in the market value of the Basket and the Final Level of the Basket is less than its Buffer Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (“BMOCM”) (or one or more of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • Changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components. • You could lose up to 80.00% of the principal amount of your notes. If the Final Level of the Basket is less than its Buffer Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Basket is less than its Initial Level in excess of the Buffer Percentage. • Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the level of the Basket. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any shares of the Basket Components at maturity. • We have no affiliation with the sponsor of any Basket Component, and will not be responsible for their actions. • Changes that affect each Basket Component will affect the market value of the notes and the amount you will receive at maturity. Adjustments to a Basket Component could adversely affect the notes. The sponsor of a Basket Component may make adjustments, discontinue or suspend calculations or publication of that Basket Component, or discontinue of suspend maintenance of that Basket Component at any time. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity.

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Buffer Level of 80.00 (80.00% of the hypothetical initial level), a hypothetical Maximum Return of 30.00%, a hypothetical Upside Leverage Factor of 150.00%, a hypothetical Maximum Redemption Amount of $1,300.00, a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Basket. You may lose a significant portion o f the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Final Level of the Basket Hypothetical Final Level of the Basket Expressed as a Percentage of the Initial Level Hypothetical Payment at Maturity Hypothetical Return on the Notes 200.00 200.00% $1,300.00 30.00% 180.00 180.00% $1,300.00 30.00% 160.00 160.00% $1,300.00 30.00% 140.00 140.00% $1,300.00 30.00% 120.00 120.00% $1,300.00 30.00% 110.00 110.00% $1,150.00 15.00% 105.00 105.00% $1,075.00 7.50% 100.00 100.00% $1,000.00 0.00% 95.00 95.00% $1,000.00 0.00% 90.00 90.00% $1,000.00 0.00% 85.00 85.00% $1,000.00 0.00% 80.00 80.00% $1,000.00 0.00% 79.99 79.99% $999.90 - 0.01% 40.00 40.00% $600.00 - 40.00% 20.00 20.00% $400.00 - 60.00% 0.00 0.00% $200.00 - 80.00%

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated October 5, 2023 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated October 5, 2023: https://www.sec.gov/Archives/edgar/data/927971/000121465923013184/e105232fwp.htm • Product Supplement dated September 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5